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Exhibit 4.6

                                  SECURITY AGREEMENT

    THIS SECURITY AGREEMENT is made as of September 12, 1997, between WESTERN PACIFIC AIRLINES, INC., a Delaware corporation, with principal offices at 2864 South Circle Drive, Suite 1100, Colorado Springs, Colorado 80906 ("DEBTOR"); and HUNT PETROLEUM CORPORATION ("HPC"), with offices at 1601 Elm, Suite 5000, Street, Dallas, Texas , and GFI COMPANY ("GFI") with office at
________________________________________ (collectively, "SECURED PARTY").


                                       RECITALS

    A. HPC has executed a Guaranty Agreement of even date herewith, under which HPC has guaranteed a loan to Debtor from Bank One, Texas, National Association (the "BANK"), in the original principal amount of Ten Million Dollars ($10,000,000) (the "LOAN") as evidenced by that certain promissory note of even date herewith (together with all extensions for any period, renewals, rearrangements and/or increases thereof, the "NOTE"), executed by Debtor and payable to the order of the Bank with interest as provided therein. Additionally, HPC has executed an Indemnification Agreement in favor of the Bank. The Guaranty Agreement and Indemnification Agreement are herein called the "GUARANTY DOCUMENTS." GFI has agreed to reimburse to HPC 50% of all amounts paid by HPC under or in respect of the Guaranty Documents pursuant to a separate agreement.

    B. HPC and GFI have required that Debtor execute the Reimbursement Agreement of even date herewith (under which Debtor agrees to reimburse to Secured Party all costs, liabilities, and expenses incurred by such parties in respect of the Guaranty Documents) and the Registration Rights Agreement of even date herewith.

    C. Therefore, in order to secure the Obligations, as hereinafter defined, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby agrees with Secured Party as follows:


                                      ARTICLE 1
                                  SECURITY INTEREST

    Section 1.1 GRANT OF SECURITY INTEREST. Debtor hereby assigns and grants to Secured Party a security interest in and right of set-off against the Collateral (defined to in Section 1.2) to secure the prompt payment and performance of the Obligations (defined in Section 2.2) and the performance by Debtor of this Agreement.


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    Section  1.2   COLLATERAL.  The "COLLATERAL" consists of the following
types or items of property (including property hereafter acquired by Debtor as well as property which Debtor now owns or in which Debtor has rights):

         (a) All accounts, instruments, documents, chattel paper, and general intangibles arising in the ordinary course of Debtor's business from or in connection with the sale of tickets for air travel, and delivery of cargo, including, without limitation, sales directly made by Debtor or through interline ticket sales, and sales and accounts arising from travel agents, cargo shippers, and the Airline Reporting Corporation, and those arising through a clearinghouse arrangement, interline arrangement, other type of intermediary arrangement, or otherwise, but excluding any accounts held in bank accounts of Debtor arising from credit card receivables.

         (b) Account No. 1822932701 maintained by Debtor with Bank One, Texas, National Association, and all funds, instruments, investments, documents, chattel paper, general intangibles, and certificates maintained therein or related thereto.

         (c) Account No. 910-2-786978 maintained at The Chase Manhattan Bank, N.A., and all funds, instruments, investments, documents, chattel paper, general intangibles, and certificates maintained therein or related thereto.

         (d) A temporary concourse building located on the real property described in EXHIBIT A attached hereto.

         (e) all general intangibles, rights and claims relating to and interests in all or any of the foregoing, and proceeds of all or any of the foregoing, including any accounts held in bank accounts of Debtor arising from credit card receivables.

It is expressly contemplated that additional property may from time to time be pledged, assigned or granted to Secured Party as additional security for the Obligations, and the term "Collateral" as used herein shall be deemed for all purposes hereof to include all such additional property, together with all other property of the types described above related thereto.


                                      ARTICLE 2
                                     DEFINITIONS

    Section 2.1 TERMS DEFINED ABOVE. As used in this Agreement, the terms defined above shall have the meanings respectively assigned to them.

    Section 2.2 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

         "ACCOUNT DEBTOR" means any person or entity liable (whether directly or indirectly, primarily or secondarily) for the payment or performance of any obligations included in the


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    Collateral, whether as an account debtor (as defined in the Code), obligor on an instrument, issuer of documents or securities, guarantor or otherwise.

         "AGREEMENT" means this Security Agreement, as the same may from time to time be amended or supplemented.

         "CODE" means the Uniform Commercial Code as presently in effect in the State of Texas, Business and Commerce Code, Chapters 1 through 9. Unless otherwise indicated by the context herein, all uncapitalized terms which are defined in the Code shall have their respective meanings as used in Chapter 9 of the Code.

         "EVENT OF DEFAULT" means a default under any of the Loan Documents after the expiration of any applicable cure period (if any), a demand made for payment of the Note, or both.

         "FIXTURES" means all fixtures (as such term is defined in the Code) at any time included in the Collateral.

         "HIGHEST LAWFUL RATE" means the maximum rate of nonusurious interest allowed from time to time by applicable law.

         "OBLIGATIONS" means all present and future liabilities, obligations, covenants, duties and indebtedness of Debtor to Secured Party under the Reimbursement Agreement, the Registration Rights Agreement, and any other agreement evidencing or securing the obligations under such agreements, and any and all renewals, extensions for any period, rearrangements or enlargements of the foregoing (collectively, the "OTHER DOCUMENTS"). The Obligations shall also include all interest, charges, expenses, attorneys' or other fees and any other sums payable to or incurred by Secured Party in connection with the execution, administration or enforcement of Secured Party's rights and remedies under the Other Documents.

         "OBLIGOR" means any person or entity, other than Debtor, liable (whether directly or indirectly, primarily or secondarily) for the payment or performance of any of the Obligations whether as maker, co-maker, endorser, guarantor, accommodation party, general partner or otherwise.


                                      ARTICLE 3
                            REPRESENTATIONS AND WARRANTIES

    In order to induce Secured Party to accept this Agreement, Debtor represents and warrants to Secured Party (which representations and warranties will survive the creation and payment of the Obligations) that:


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    Section  3.1   OWNERSHIP OF COLLATERAL; ENCUMBRANCES; VALID AND BINDING
AGREEMENT. Debtor is the legal and beneficial owner of the Collateral free and clear of any adverse claim, lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement, and Debtor has full right, power and authority to assign and grant a security interest in the Collateral to Secured Party. This Agreement constitutes a legal, valid and binding obligation of Debtor enforceable against Debtor in accordance with its terms. The execution, delivery and performance of this Agreement will not violate the terms of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Debtor is subject and does not require the consent or approval of any other person or entity. However, Secured Party acknowledges that Debtor has granted a prior security interest in and to the Collateral to the Bank (the "SENIOR SECURITY INTEREST"), which security interest is senior to the security interest granted hereunder, and Secured Party consents thereto.

    Section 3.2 NO REQUIRED CONSENT. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (other than the filing of financing statements) is required for
(a) the due execution, delivery and performance by Debtor of this Agreement,
(b) the grant by Debtor of the security interest granted by this Agreement,
(c) the perfection of such security interest or (d) the exercise by Secured Party of its rights and remedies under this Agreement.

    Section 3.3 SECURITY INTEREST. The grant of the security interest in the Collateral pursuant to this Agreement creates a valid security interest in the Collateral, enforceable against Debtor and all third parties and securing payment of the Obligations.

    Section 3.4 NO FILINGS BY THIRD PARTIES. No financing statement or other public notice or recording covering the Collateral is on file in any public office (other than any financing statement or other public notice or recording naming Secured Party as the secured party therein), and Debtor will not execute any such financing statement or other public notice or recording so long as any of the Obligations are outstanding. However, Secured Party hereby acknowledges that the Bank has filed a financing statement in respect of the Collateral, and Secured Party consents thereto.

    Section 3.5 LOCATION OF DEBTOR. Debtor's chief executive office and Debtor's records concerning the Collateral are located at the address or location set forth in the opening paragraph hereof.

    Section  3.6   FINANCIAL STATEMENTS; COLLATERAL.

         (a) All financial statements of Debtor provided by Debtor to Secured Party in connection with this Agreement or the Obligations fairly present, in conformity with generally accepted accounting principles, Debtor's financial position and results of operations as of the dates and for the periods stated therein (on a consolidated basis where so indicated).

         (b) All statements or other information provided by Debtor to Secured Party describing or with respect to the Collateral is or (in the case of subsequently furnished information)


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will be when provided correct and complete in all material respects.  The delivery at any time by Debtor to Secured Party of additional Collateral or of additional descriptions of Collateral shall constitute a representation and warranty by Debtor to Secured Party hereunder that the representations and warranties of this Article 3 are correct insofar as they would pertain to such Collateral or the descriptions thereof.

    Section  3.7   ACCOUNTS.

         (a) To Debtor's knowledge, each account described in Section 1.2 represents the genuine, valid and legally enforceable indebtedness of an Account Debtor arising from the sale, lease or rendition by Debtor of goods or services and is not and will not be subject to contra accounts, set-offs, defenses, counterclaims, allowances or adjustments (other than discounts for prompt payment shown on the invoice), or objections or complaints by the Account Debtor concerning its liability on the Account, other than the settlement adjustments made pursuant to the Agreement Relating to Settlement of Interline Accounts through Airlines Clearing House, Inc., dated as of February 1, 1948, between Airlines Clearing House, Inc. and its several stockholders (Rev. October 1,
1986), as amended, and all rules and regulations applicable thereto (the "ACH DOCUMENTS").

         (b) Debtor has no knowledge of any bankruptcy, insolvency or other action affecting creditors' rights with respect to any Account Debtor.


                                      ARTICLE 4
                               COVENANTS AND AGREEMENTS

    Debtor will at all times comply with the covenants and agreements contained in this Article 4, from the date hereof and for so long as any part of the Obligations are outstanding.

    Section 4.1 CHANGE IN LOCATION OF COLLATERAL OR DEBTOR. Debtor will notify Secured Party on or before the date of any change in location of the Collateral. Debtor will not, without Secured Party's prior written consent, change the location of the Collateral to any state, county or other jurisdiction in which Secured Party has not already filed a financing statement or taken other necessary steps to perfect its security interests in the Collateral or to maintain such perfection. Debtor will give Secured Party 30 days' prior written notice of (a) the opening or closing of any place of Debtor's business or (b) any change in the location of Debtor's chief executive office or address.

    Section 4.2 CHANGE IN DEBTOR'S NAME OR CORPORATE STRUCTURE. Debtor will not change its name, identity or corporate structure (including, without limitation, any merger, consolidation or sale of substantially all of its assets) without notifying Secured Party of such change in writing at least 30 days prior to the effective date of such change.

    Section 4.3 DOCUMENTS; COLLATERAL IN POSSESSION OF THIRD PARTIES. If certificates of title or other documents evidencing ownership or possession of the Collateral are issued or


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outstanding, Debtor will cause the interest of Secured Party to be properly noted thereon and will, forthwith upon receipt, deliver same to Secured Party.

    Section 4.4 DELIVERY OF LETTERS OF CREDIT AND INSTRUMENTS. If any Collateral becomes evidenced by a promissory note, trade acceptance or any other instrument for the payment of money (other than checks or drafts in payment of Collateral collected by Debtor in the ordinary course of business prior to notification by Secured Party under Section 5.8), Debtor will immediately deliver such instrument to Secured Party appropriately endorsed and, regardless of the form of presentment, demand, notice of dishonor, protest and notice of protest with respect thereto, Debtor will remain liable thereon until such instrument is paid in full.

    Section 4.5 MAINTENANCE OF EXISTENCE. Debtor will maintain Debtor's corporate existence and remain in good standing and qualified to do business in all jurisdictions pursuant to the laws of which it is so required.

    Section 4.6 SALE, DISPOSITION OR ENCUMBRANCE OF COLLATERAL. Except with Secured Party's prior written consent and except for the Senior Security Interest, Debtor will not in any way encumber any of the Collateral (or permit or suffer any of the Collateral to be encumbered) or sell, assign, lend, rent, lease or otherwise dispose of or transfer any of the Collateral to or in favor of any person or entity other than Secured Party.

    Section 4.7 PROCEEDS OF COLLATERAL. Except as permitted by Sections 4.4 and 4.13, Debtor will deliver to Secured Party promptly upon receipt all proceeds delivered to Debtor from the sale or disposition of any Collateral. If chattel paper, documents or instruments are received as proceeds, which are required to be delivered to Secured Party, they will be, immediately upon receipt, properly endorsed or assigned and delivered to Secured Party as Collateral. This Section 4.7 shall not be construed to permit sales or dispositions of Collateral except as may be elsewhere expressly permitted by this Agreement.

    Section 4.8 PAYMENT OF TAXES AND LIENS. Debtor will pay prior to delinquency all taxes, charges, liens and assessments against the Collateral.

    Section 4.9 RECORDS AND INFORMATION. Debtor shall keep accurate and complete records of the Collateral (including proceeds).

    Section 4.10 REIMBURSEMENT OF EXPENSES. Debtor will pay to Secured Party all advances, charges, costs and expenses (including, without limitation, all costs and expenses of retaking, holding, preparing for sale and selling, collecting or otherwise realizing upon the Collateral if an Event of Default occurs and all attorneys' fees, legal expenses and court costs) incurred by Secured Party in connection with the exercise of Secured Party's rights and remedies hereunder. Debtor hereby assumes all liability for the Collateral, the security interests created hereunder and any use, possession, maintenance, management, enforcement or collection of any or all of the Collateral. Debtor agrees to indemnify and hold Secured Party harmless from and against and covenants to defend Secured Party against any and all losses, damages, claims, costs, penalties, liabilities and expenses, including, without limitation, court costs and attorneys' fees, incurred because of, incident to, or with respect to the Collateral (including, without limitation, any use, possession, maintenance or management thereof, or any injuries to or deaths of persons or damage to property). All amounts for which Debtor is liable pursuant to this Section 4.10 shall be due and payable by Debtor to Secured Party upon demand. If Debtor fails to make such payment upon demand (or if demand is not made due to an injunction or stay arising from bankruptcy or other proceedings) and Secured Party pays such amount, the same shall be due and payable by Debtor to Secured Party, plus interest thereon from the date of Secured Party's demand (or from the date of Secured Party's payment if demand is not made due to such proceedings) at the Highest Lawful Rate.

    Section 4.11 FURTHER ASSURANCES. Upon the request of Secured Party, Debtor shall (at Debtor's expense) execute and deliver all such assignments, certificates, financing statements or other documents and give further assurances and do all other acts and things as Secured Party may reasonably request to perfect Secured Party's interest in the Collateral or to protect, enforce or otherwise effect Secured Party's rights and remedies hereunder.

    Section 4.12 INSURANCE. Debtor shall maintain, with financially sound and reputable insurers, insurance satisfactory in all respects to Secured Party covering all insurable risks with respect to the Collateral, including standard extended coverage, in an amount at least equal to the value of the Collateral. Policies evidencing any such insurance shall contain a standard mortgagee's endorsement providing for payment of any loss to Secured Party, and such policies shall further provide for 30 days' minimum written cancellation notice to Secured Party. Debtor shall furnish evidence satisfactory to Secured Party of compliance with these insurance provisions.

    Section 4.13 ACCOUNTS. Except in the ordinary course of business consistent with past practices, Debtor will not modify, extend, or substitute any contract, the terms of which shall at any time give rise to an Account without the prior written consent of Secured Party. Additionally, Debtor shall not adjust, settle, discount or compromise any of the Accounts without the prior written consent of Secured Party or as otherwise specified in the ACH Documents.

    Section 4.14 CONDITION OF COLLATERAL. Debtor will maintain all the Collateral in good condition, repair and working order. Debtor will not misuse, abuse, waste, destroy or endanger the Collateral or allow it to deteriorate, except for ordinary wear and tear from its intended use. Debtor will repair, replace or otherwise improve the Collateral as may be necessary. Debtor will not use any Collateral in violation of any law, statute, ordinance, regulation or administrative order, or suffer it to be so used.

    Section 4.15 COLLATERAL ATTACHED TO OTHER PROPERTY. In the event that the Collateral is to be attached or affixed to any real property, Debtor hereby agrees that this Agreement may be filed for record in any appropriate real estate records as a financing statement which is a fixture filing. In connection therewith, Debtor will take whatever action is required by Section
4.11. If Debtor is not the record owner of such real property, Debtor will provide Secured Party with any additional security agreements or financing statements necessary for the perfection of Secured Party's security interest in the Collateral.

                                      ARTICLE 5
                      RIGHTS, DUTIES AND POWERS OF SECURED PARTY

    The following rights, duties and powers of Secured Party are applicable irrespective of whether an Event of Default occurs and is continuing:

    Section 5.1 NON-JUDICIAL ENFORCEMENT. Secured Party may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law Debtor expressly waives any and all legal rights which might otherwise require Secured Party to enforce its rights by judicial process.

    Section 5.2 DISCHARGE ENCUMBRANCES. Secured Party may, at its option, discharge any taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. Debtor agrees to reimburse Secured Party upon demand for any payment so made, plus interest thereon from the date of Secured Party's demand at the Highest Lawful Rate.

    Section 5.3 ATTORNEY-IN-FACT. From and after an Event of Default, Debtor hereby irrevocably appoints Secured Party as Debtor's attorney-in-fact, with full authority in the place and stead of Debtor and in the name of Debtor or otherwise, from time to time in Secured Party's discretion, but at Debtor's cost and expense and without notice to Debtor to:

         (a) obtain, adjust, sell and cancel any insurance with respect to the Collateral and endorse any draft drawn by insurers of the Collateral, and Secured Party may apply any proceeds or unearned premiums of such insurance to the Obligations (whether or not due);

         (b) take any action and to execute any assignment, certificate, financing statement, notification, document or instrument which Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Debtor representing any payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same; and

         (c) receive, change the address for delivery, open and dispose of mail addressed to Debtor, and to execute, assign and endorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of Debtor.

    Section 5.4 TRANSFER OF COLLATERAL. Secured Party may transfer any or all of the Obligations, and upon any such transfer Secured Party may transfer its interest in any or all of the Collateral and shall be fully discharged thereafter from all liability therefor. Any transferee of the Collateral shall be vested with all rights, powers and remedies of Secured Party hereunder.

    Section 5.5 CUMULATIVE AND OTHER RIGHTS. The rights, powers and remedies of Secured Party hereunder are in addition to all rights, powers and remedies given by law or in equity. The exercise by Secured Party of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any other rights of set-off.

    Section  5.6   DISCLAIMER OF CERTAIN DUTIES.

         (a) The powers conferred upon Secured Party by this Agreement are to protect its interest in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers. Debtor hereby agrees that Secured Party shall not be liable for, nor shall the indebtedness evidenced by the Obligations be diminished by, Secured Party's delay or failure to collect upon, foreclose, sell, take possession of or otherwise obtain value for the Collateral.

         (b) Secured Party shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Obligations, or to take any steps necessary to preserve any rights against any Obligor, Account Debtor or other person or entity. Debtor waives any right of marshaling in respect of any and all Collateral, and waives any right to require Secured Party to proceed against any Obligor, Account Debtor or other person or entity, exhaust any Collateral or enforce any other remedy which Secured Party now has or may hereafter have against any Obligor or other person or entity.

    Section  5.7   MODIFICATION OF OBLIGATIONS; OTHER SECURITY.  Debtor waives
(a) any and all notice of acceptance, creation, modification, rearrangement, renewal or extension for any period of any instrument executed by any Obligor in connection with the Obligations and (b) any defense of any Obligor by reason of disability, lack of authorization, cessation of the liability of any Obligor or for any other reason. Debtor authorizes Secured Party, without notice or demand and without any reservation of rights against Debtor and without affecting Debtor's liability hereunder or on the Obligations, from time to time to (1) take and hold other property, other than the Collateral, as security for the Obligations, and exchange, enforce, waive and release any or all of the Collateral, (2) apply the Collateral in the manner permitted by this Agreement and (3) renew, extend for any period, accelerate, amend or modify, supplement, enforce, compromise, settle, waive or release the obligations of any Obligor or any instrument or agreement of such other person or entity with respect to any or all of the Obligations or Collateral.

    Section 5.8 ACCOUNT DEBTORS. Secured Party may notify or require Debtor to notify Account Debtors that the Accounts have been assigned to Secured Party and direct such Account Debtors to make payments on the Accounts directly to Secured Party. To the extent Secured Party does not so elect, Debtor shall continue to collect the Accounts. Secured Party or its designee shall also have the right, in its own name or in the name of Debtor, to do any of the following:
(a) to demand, collect, receipt for, settle, compromise any amounts due, give acquittances for, prosecute or defend any action which may be in relation to any monies due or to become due by virtue of, the Accounts; (b) to sell, transfer or assign or otherwise deal in the Accounts or the proceeds thereof or the related goods, as fully and effectively as if Secured Party were the absolute owner thereof; (c) to extend the time of payment of any of the Accounts, to grant waivers and make any allowance or other adjustment with reference thereto; (d) to endorse the name of Debtor on notes, checks or other evidences of payments on Collateral that may come into possession of Secured Party; (e) to take control of cash and other proceeds of any Collateral; (f) to sign the name of Debtor on any invoice or bill of lading relating to any Collateral, or any drafts against Account Debtors or other persons making payment with respect to Collateral; (g) to send a request for verification of Accounts to any Account Debtor; and (h) to do all other acts and things necessary to carry out the intent of this Agreement. In the event that Secured Party exercises its right to settle or adjust any disputes or claims with Account Debtors on behalf of Debtor for an amount less than the original Account in dispute, Secured Party shall not be obligated to credit the Obligations in an amount in excess of the amount that Secured Party receives as payment on such disputed Account. Any exercise by Secured Party of its rights in and to the Accounts shall, as may be applicable, be a full and complete release, discharge and acquittance of the Account Debtor with respect to such Account, and Debtor shall take any action as may be required by Secured Party in connection therewith. No Account Debtor shall ever be bound to make inquiry as to the termination of this Agreement or the rights of Secured Party to act hereunder, but shall be fully protected by Debtor in making payment directly to Secured Party.

    Section 5.9 PROCEEDS. If so requested by Debtor, any payments received by Secured Party on the Accounts or as proceeds of other Collateral shall upon final collection by Secured Party be credited towards payment of the Obligations. In the absence of such request from Debtor, and until so requested, Secured Party may at Secured Party's option either (a) hold such collected payments as cash Collateral (and Secured Party may at any time place a hold or freeze on all or a part of any deposit account of Debtor containing deposits of such payments up to the amount of such deposits) or (b) credit such collected payments towards payment of the Obligations whether such Obligations are due or not.


                                      ARTICLE 6
                                  EVENTS OF DEFAULT

    Section 6.1 REMEDIES. Upon the occurrence and during the continuance of any Event of Default, Secured Party may take any or all of the following actions without notice (except where expressly required below) or demand to Debtor:

         (a) Declare all or part of the indebtedness pursuant to the Obligations immediately due and payable and enforce payment of the same by Debtor or any Obligor.

         (b) Take possession of the Collateral, or at Secured Party's request Debtor shall, at Debtor's cost, assemble the Collateral and make it available at a location to be specified by Secured Party which is reasonably convenient to Debtor and Secured Party. Secured Party may, at its option, render any equipment unusable that may be included in the Collateral, or, at Secured

Party's request, Debtor will render it unusable. In any event, Debtor shall bear the risk of accidental loss or damage to or diminution in value of the Collateral, and Secured Party shall have no liability whatsoever for failure to obtain or maintain insurance, nor to determine whether any insurance ever in force is adequate as to amount or as to risk insured.

         (c) Sell or lease, in one or more sales or leases and in one or more parcels, or otherwise dispose of any or all of the Collateral in its then condition or in any other commercially reasonable manner as Secured Party may elect, in a public or private transaction, at any location as deemed reasonable by Secured Party (including, without limitation, Debtor's premises), either for cash or credit or for future delivery at such price as Secured Party may deem fair, and (unless prohibited by the Code, as adopted in any applicable jurisdiction) Secured Party may be the purchaser of any or all Collateral so sold and may apply upon the purchase price therefor any Obligations secured hereby. Any such sale or transfer by Secured Party either to itself or to any other person or entity shall be absolutely free from any claim of right by Debtor, including any equity or right of redemption, stay or appraisal which Debtor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, Secured Party shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. It shall not be necessary that the Collateral or any part thereof be present at the location of any such sale or transfer. Secured Party may, at its discretion, provide for a public sale, and any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. Secured Party shall not be obligated to make any sale pursuant to any such notice. Secured Party may, without notice or publication, adjourn any public or private sale by announcement at any time and place fixed for such sale, and such sale may be made at any time or place to which the same may be so adjourned. In the event any sale or transfer hereunder is not completed or is defective in the opinion of Secured Party, such sale or transfer shall not exhaust the rights of Secured Party hereunder, and Secured Party shall have the right to cause one or more subsequent sales or transfers to be made hereunder. In the event that any of the Collateral is sold or transferred on credit, or to be held by Secured Party for future delivery to a purchaser or transferee, the Collateral so sold or transferred may be retained by Secured Party until the purchase price or other consideration is paid by the purchaser or transferee thereof, but in the event that such purchaser or transferee fails to pay for the Collateral so sold or transferred or to take delivery thereof, Secured Party shall incur no liability in connection therewith. If only part of the Collateral is sold or transferred such that the Obligations remain outstanding (in whole or in part), Secured Party's rights and remedies hereunder shall not be exhausted, waived or modified, and Secured Party is specifically empowered to make one or more successive sales or transfers until all the Collateral shall be sold or transferred and all the Obligations are paid. In the event that Secured Party elects not to sell the Collateral, Secured Party retains its rights to lease or otherwise dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Obligations. Each and every method of disposition of the Collateral described in this Section 6.1(c) or in Section 6.1(f) shall constitute disposition in a commercially reasonable manner.

         (d) Take possession of all books and records of Debtor pertaining to the Collateral. Secured Party shall have the authority to enter upon any real property or improvements thereon in order to obtain any such books or records, or any Collateral located thereon, and remove the same therefrom without liability.

         (e) Apply proceeds of the disposition of the Collateral to the Obligations in any manner elected by Secured Party and permitted by the Code or otherwise permitted by law or in equity. Such application may include, without limitation, the reasonable expenses of retaking, holding, preparing for sale or other disposition, and the reasonable attorneys' fees and legal expenses incurred by Secured Party.

         (f) Appoint any person or entity as agent to perform any act or acts necessary or incident to any sale or transfer by Secured Party of the Collateral. Additionally, any sale or transfer hereunder may be conducted by an auctioneer or any officer or agent of Secured Party.

         (g) Apply and set-off (1) any deposits of Debtor now or hereafter held by Secured Party; (2) all claims of Debtor against Secured Party, now or hereafter existing; (3) any other property, rights or interests of Debtor which come into the possession or custody or under the control of Secured Party; and
(4) the proceeds of any of the foregoing as if the same were included in the Collateral. Secured Party agrees to notify Debtor promptly after any such set-off or application; provided, however, the failure of Secured Party to give any notice shall not affect the validity of such set-off or application.

         (h) Exercise all other rights and remedies permitted by law or in equity.

    Section 6.2 LIABILITY FOR DEFICIENCY. If any sale or other disposition of Collateral by Secured Party or any other action of Secured Party hereunder results in reduction of the Obligations, such action will not release Debtor from its liability to Secured Party for any unpaid Obligations, including costs, charges and expenses incurred in the liquidation of Collateral, together with interest thereon, and the same shall be immediately due and payable to Secured Party at Secured Party's address set forth in the opening paragraph hereof.

    Section 6.3 REASONABLE NOTICE. If any applicable provision of any law requires Secured Party to give reasonable notice of any sale or disposition or other action, Debtor hereby agrees that five days' prior written notice shall constitute reasonable notice thereof. Such notice, in the case of public sale, shall state the time and place fixed for such sale and, in the case of private sale, the time after which such sale is to be made.


                                      ARTICLE 7
                               MISCELLANEOUS PROVISIONS

    Section 7.1 NOTICES. Any notice required or permitted to be given under or in connection with this Agreement shall be in writing and shall be mailed by first class or express mail, postage prepaid, or sent by telex, telegram, telecopy or other similar form of rapid written transmission or personally delivered to the receiving party. All such communications shall be mailed, sent or delivered at the address respectively indicated in the opening paragraph hereof or at such other address as either party may have furnished the other party in writing. Any communication so addressed and mailed shall be deemed to be given when so mailed, any notice so sent by rapid written transmission shall be deemed to be given when receipt of such transmission is acknowledged by the receiving operator or equipment, and any communication so delivered in person shall be deemed to be given when receipted for or actually received by Debtor or Secured Party, as the case may be.

    Section 7.2 AMENDMENTS AND WAIVERS. Secured Party's acceptance of partial or delinquent payments or any forbearance, failure or delay by Secured Party in exercising any right, power or remedy hereunder shall not be deemed a waiver of any obligation of Debtor or any Obligor, or of any right, power or remedy of Secured Party; and no partial exercise of any right, power or remedy shall preclude any other or further exercise thereof. Secured Party may remedy any Event of Default hereunder or in connection with the Obligations without waiving the Event of Default so remedied. Debtor hereby agrees that if Secured Party agrees to a waiver of any provision hereunder, or an exchange of or release of the Collateral, or the addition or release of any Obligor or other person or entity, any such action shall not constitute a waiver of any of Secured Party's other rights or of Debtor's obligations hereunder. This Agreement may be amended only by an instrument in writing executed jointly by Debtor and Secured Party and may be supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

    Section 7.3 COPY AS FINANCING STATEMENT. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral is sufficient as a financing statement, and the same may be filed with any appropriate filing authority for the purpose of perfecting Secured Party's security interest in the Collateral.

    Section 7.4 POSSESSION OF COLLATERAL. Secured Party shall be deemed to have possession of any Collateral in transit to it or set apart for it (or, in either case, any of its agents, affiliates or correspondents).

    Section 7.5 REDELIVERY OF COLLATERAL. If any sale or transfer of Collateral by Secured Party results in full satisfaction of the Obligations, and after such sale or transfer and discharge there remains a surplus of proceeds, Secured Party will deliver to Debtor such excess proceeds in a commercially reasonable time; provided, however, that Secured Party shall not be liable for any interest, cost or expense in connection with any delay in delivering such proceeds to Debtor.

    Section 7.6 GOVERNING LAW; JURISDICTION. This Agreement and the security interest granted hereby shall be construed in accordance with and governed by the laws of the State of Texas (except to the extent that the laws of any other jurisdiction govern the perfection and priority of the security interests granted hereby). Debtor consents to and submits to in personam jurisdiction and venue in the state district and county courts of the county wherein Secured Party's offices are located at the address specified in the opening paragraph hereof, and in the Federal District Courts of the district wherein such offices of Secured Party are located. This submission to jurisdiction is nonexclusive and does not preclude Secured Party from obtaining jurisdiction over Debtor or the Collateral in any court otherwise having jurisdiction.

    Section  7.7   CONTINUING SECURITY AGREEMENT.

         (a) This Agreement shall constitute a continuing security agreement, and all representations and warranties, covenants and agreements shall, as applicable, apply to all future as well as existing transactions. Provisions of this Agreement, unless by their terms exclusive, shall be in addition to other agreements between the parties.

         (b) Except as may be expressly applicable pursuant to Section 9.505 of the Code, no action taken or omission to act by Secured Party hereunder, including, without limitation, any action taken or inaction pursuant to Section 6.1, shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until Secured Party shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding or until such subsequent time as is hereinafter provided in Section 7.7(c).

         (c) To the extent that any payments on the Obligations or proceeds of the Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other person or entity under any bankruptcy law, common law or equitable cause, then to such extent the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received by Secured Party, and Secured Party's security interests, rights, powers and remedies hereunder shall continue in full force and effect. In such event, this Agreement shall be automatically reinstated if it shall theretofore have been terminated pursuant to Section 7.8.

         (d) In the event that the Obligations are structured such that there are times when no Indebtedness is owing thereunder, this Agreement shall remain valid and in full force and effect as to all subsequent indebtedness included in the Obligations, provided Secured Party has not in the interim period executed a written release or termination statement or returned possession of or reassigned the Collateral to Debtor.

    Section 7.8 TERMINATION. The grant of a security interest hereunder and all of Secured Party's rights, powers and remedies in connection therewith shall remain in full force and effect until Secured Party has retransferred and delivered all Collateral in its possession to Debtor, and executed a written release or termination statement and reassigned to Debtor without recourse or warranty any remaining Collateral and all rights conveyed hereby. Upon the complete payment of the Obligations and the compliance by Debtor with all covenants and agreements hereof, Secured Party, at the written request and expense of Debtor, will release, reassign and transfer the Collateral to Debtor and declare this Agreement to be of no further force or effect. Notwithstanding the foregoing, the reimbursement and indemnification provisions of Section 4.10 and the provisions of Section 7.7(c) shall survive the termination of this Agreement.

    Section 7.9 COUNTERPARTS, EFFECTIVENESS. This Agreement may be executed in two or more counterparts. Each counterpart is deemed an original, but all such counterparts taken together constitute one and the same instrument. This Agreement becomes effective upon the execution hereof by Debtor and delivery of the same to Secured Party, and it is not necessary for Secured Party to execute any acceptance hereof or otherwise signify or express its acceptance hereof.

    Section 7.10 LOCKBOX. Notwithstanding anything contained herein to the contrary, Debtor shall cause the accounts referenced in the Deposit and Disbursement Agreement of even date herewith between the Bank, HPC, and Debtor (the "DEPOSIT AND DISBURSEMENT AGREEMENT") to be deposited in the lockbox account set forth in the Deposit and Disbursement Agreement. All such accounts referenced in the Deposit and Disbursement Agreement and the funds deposited in the lockbox account thereunder shall be disbursed as provided therein. As to all other accounts referenced herein which are not subject to the Deposit and Disbursement Agreement, Debtor may use such accounts and the proceeds thereof in its ordinary course of business until such time as an Event of Default occurs.

                         SIGNATURE PAGE TO SECURITY AGREEMENT
                        DATED SEPTEMBER 12, 1997, EXECUTED FOR
              THE BENEFIT OF HUNT PETROLEUM CORPORATION AND GFI COMPANY


DEBTOR:                      WESTERN PACIFIC AIRLINES, INC.



                             By: /s/George E. Leonard
                                 ----------------------------------------------
                             Name: George E. Leonard
                                   --------------------------------------------
                             Title: Vice President/CFO
                                    -------------------------------------------

                                      EXHIBIT A


    A PORTION OF LOT 1, COLORADO SPRINGS AIRPORT AND INDUSTRIAL PARK FILING NO. 1 IN THE CITY OF COLORADO SPRINGS, EL PASO COUNTY, COLORADO, ACCORDING TO THE SUBDIVISION PLAT THEREOF, RECORDED IN PLAT BOOK G-5 AT PAGE 67 OF THE RECORDS OF THE EL PASO COUNTY CLERK AND RECORDER: SAID PORTION BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

    BEGINNING AT A POINT FROM WHICH THE SOUTHWEST CORNER OF SECTION 32, TOWNSHIP 14 SOUTH, RANGE 65 WEST OF THE 6TH PRINCIPAL MERIDIAN BEARS S07DEG.27'59"W A DISTANCE OF 6214.70 FEET, SAID SOUTHWEST CORNER BEING AN ANGLE POINT IN THE SOUTHERLY LINE OF SAID LOT 1, COLORADO SPRINGS, AIRPORT AND INDUSTRIAL PARK FILING NO. 1 AND BEING MONUMENTED BY A 3-1/4 INCH ALUMINUM CAP LS 16411; THENCE N45DEG.26'31"W A DISTANCE OF 40.67 FEET; THENCE N44DEG.33'29"E A DISTANCE OF 240.38 FEET; THENCE N00DEG.26'31"W A DISTANCE OF 288.39 FEET; THENCE N89DEG.33'29"E A DISTANCE OF 40.67 FEET; THENCE S00DEG.26'31"E A DISTANCE OF 385.33 FEET; THENCE S89DEG.33'29"W A DISTANCE OF 7.84 FEET; THENCE S00DEG.26'31"E A DISTANCE OF 20.67 FEET; THENCE S89DEG.33'29"W A DISTANCE OF 85.00 FEET; THENCE N45DEG.26'31"W A DISTANCE OF 5.60 FEET; THENCE S44DEG.33'29"W A DISTANCE OF 120.33 FEET TO THE POINT OF BEGINNING. THE DESCRIBED PORTION CONTAINING 27,088 SQUARE FEET, MORE OR LESS.

    BEARINGS USED IN THIS DESCRIPTION ARE BASED ON THE RECORDED SUBDIVISION
    PLAT.

                                         A-1